FOR IMMEDIATE RELEASE
November 22, 2005

Contact:  Anthony J. Monteverdi
          President and Chief Executive Officer
          (718) 677-4414

             Flatbush Federal Bancorp, Inc. Reports the Purchase of
                           Bensonhurst Branch Building

Brooklyn, NY - Flatbush Federal Bancorp, Inc. (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association ("the Association"), announced the purchase of the building of its Bensonhurst branch at 6410 18th Avenue, Brooklyn, NY, for $1.7 million. The purchase was made by the Association and the transaction was closed on November 21, 2005. The Association has serviced the Bensonhurst community since 1975 from the same location. The purchase replaces the current lease which expires on September 30, 2009.

The Association was represented by the law firm of Kiley, Kiley and Kiley of Great Neck, NY at the closing.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.